Exhibit 10.33
November 3, 2021

Dewayne Lummus
[REDACTED]

Dear Dewayne,
On behalf of American Equity Investment Life Insurance Company, I am pleased to confirm our verbal offer of employment. This offer is to join our company on Tuesday, November 30, 2021 as Chief Accounting Officer reporting to Axel Andre.
Our offer to you is an annual salary of $350,000 per year ($29,167 per month). This position is exempt. A performance evaluation will be conducted in January, 2023 and annually thereafter. In addition to base salary, we are offering a one-time sign on bonus of $325,000, minus applicable taxes; one-half of which is paid out as soon as administratively possible following your start date and the second half paid out after six months of employment. Each bonus payment is subject to applicable tax withholding. Should you voluntarily leave prior to the second anniversary date of each payment, you will be required to pay back that portion of the sign-on bonus in full.
Should you elect to move to the Des Moines area no later than your one-year anniversary of hire, we offer the following relocation assistance:
•American Equity will reimburse you for a standard household goods move. Expenses will be reimbursed based upon submission of actuals receipts; and
•We are offering a $50,000 relocation bonus, minus applicable taxes, which will be paid out to you upon relocation to Des Moines.
Again, both are contingent upon relocation within one year of hire. If you voluntarily leave our company prior to the one-year anniversary of payment of relocation benefits, you will be required to pay back the reimbursed expenses and relocation bonus in full.
This offer also includes your participation in our Short-Term Incentive Plan and Long-Term Incentive Plan. Your Short-Term Incentive Plan opportunity is a target bonus of 65% of your base salary and a maximum of 130% of your base salary. The amount of the bonus you will receive for 2021 will be prorated based upon your start date per the company’s performance against certain annual performance metrics. In 2022, bonus will be based on a combination of both company metrics and personal goals. You will also be recommended to the Board of Directors in March 2022 for a Long-Term Incentive equal to 65% of your salary. Further details will be provided upon grant.
To facilitate your transition to the Company, effective with your start date you will receive a long-term equity inducement award comprised of a grant of time-based restricted stock units with an aggregate value of $320,000, subject to a graduated vesting schedule with 1/3 of the award vesting on each of your first, second and third anniversaries. These awards will be subject to the terms set forth in the award agreement as well as the equity incentive plan under which they are granted.
As discussed in the verbal offer of employment, you will be eligible to participate in other compensation programs appropriate to this position. All of our other company benefits are available to you in accordance with the plan details.
This offer is subject to the successful passing of a background investigation. Upon acceptance of our offer, please electronically sign this letter below. If you have any questions about this offer, please contact Megan Kohler, Sr. Talent Acquisition Partner at [REDACTED]. You are encouraged to keep a copy for your records, or we can provide one upon request.

We are excited to make this opportunity available to you and know that you will find joining our company to be a rewarding event in your career.
Best regards,
Megan Kohler
Sr. Talent Acquisition Partner
Accepted by: /s/ Dewayne Lummus
Date: 11/03/2021